Exhibit 10.1
Description of long-term performance incentives under National Fuel Gas Company Performance Incentive Program
On February 20, 2008, the Compensation Committee approved payments under the National Fuel Gas Company Performance Incentive Program (the “Program”) for the performance period of October 1, 2004 to September 30, 2007. The performance condition for that time period was the Company’s total return on capital as compared to the total return on capital for peer companies in the Natural Gas Distribution and Integrated Natural Gas Companies group as calculated and reported in the Monthly Utility Reports of AUS, Inc., a leading industry consultant (“AUS”), with the Company’s total return on capital adjusted to reflect the results of discontinued operations. Based on the AUS reports for the performance period October 1, 2004 to September 30, 2007, the Compensation Committee approved a payout of 166.6% of the target incentive awarded to the participants in the Program for that time period. (The calculation of future payouts under the Program will also take into account the results of the Company’s discontinued operations, if any.) The approved payouts are as follows for the Company’s named executive officers: P. C. Ackerman, $874,650; D. F. Smith, $324,870; R. J. Tanski, $99,960; and J. D. Ramsdell, $166,600. (The Company’s other named executive officer, M. D. Cabell, was not a participant in the Program for the performance period October 1, 2004 to September 30, 2007.) These payouts will result in new total compensation figures for 2007 as follows: P. C. Ackerman, $4,837,862; D. F. Smith, $2,391,242; R. J. Tanski, $1,998,679; and J. D. Ramsdell, $972,411.
Also on February 20, 2008, the Compensation Committee approved long-term performance incentives under the Program for a performance period of October 1, 2007 to September 30, 2010. The Committee established levels of performance at which 50%, 100%, 150% and 200% of the target incentive will be payable, as described below. For performance levels between established levels, a portion of the target incentive will be payable as determined by mathematical interpolation.
The performance condition for the October 1, 2007 to September 30, 2010 performance period is the Company’s total return on capital as compared to the same metric for peer companies in the Natural Gas Distribution and Integrated Natural Gas Companies group as calculated and reported in the Monthly Utility Reports of AUS. Payment will be made in accordance with the Program if the Company achieves certain levels of performance relative to the peer group. If the Company achieves a rank, as a percentile of the peer group, of less than 45.01%, then no payment will be made. If the Company achieves a rank of 45.01%, then 50% of the target incentive will be paid. If the Company achieves a rank of 60%, 75% or 100%, then 100%, 150% or 200%, respectively, of the target incentive will be paid.
For the October 1, 2007 to September 30, 2010 performance period, the Committee approved the following target incentives for the named executive officers of the Company: P. C. Ackerman, $1,548,000; D. F. Smith, $585,000; R. J. Tanski, $350,000; M. D. Cabell, $225,000; and J. D. Ramsdell, $100,000.